Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Prospectus and Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Winchester Savings Bank of our report dated September 30, 2024 on the consolidated financial statements of Winchester Savings Bank as of June 30, 2024 and 2023, and for the years then ended, appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to our firm appearing under the heading “Experts” in this Prospectus and Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

January 28, 2024